Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Vertex, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Title of Securities to be Registered	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common stock, $0.001 par value per share	457(h)	18,000,000(2)	$(4)	$232,740,000.00	$92.70 per $1,000,000	$21,575.00
Equity	Class A Common stock, $0.001 par value per share	457(h)	4,000,000(3)	$(5)	$43,962,000.00	$92.70 per $1,000,000	$4,075.28
Total Offering Amounts					$276,702,000.00		$25,650.28
Total Fee Offsets							$-
Net Fee Due							$25,650.28

$

(1) Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Class A common stock, par value $0.001 per share (“Common Stock”), of Vertex, Inc. (the “Company”) that become issuable under the Vertex, Inc. 2020 Incentive Award Plan (the “2020 Incentive Plan”) and the Vertex, Inc. 2020 Employee Stock Purchase Plan (the “2020 ESPP”) by reason of any future stock dividend, stock split, recapitalization or other similar transaction.

(2) Represents additional shares of Common Stock that may become issuable under the 2020 Incentive Plan pursuant to the provisions of the 2020 Incentive Plan that provide for an automatic annual increase in the number of shares of Common Stock authorized for issuance under the 2020 Incentive Plan.

(3) Represents additional shares of Common Stock that may become issuable under the 2020 ESPP pursuant to the provisions of the 2020 ESPP that provide for an automatic annual increase in the number of shares of Common Stock authorized for issuance under the 2020 ESPP.

(4) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $12.93 per share, which is the average of the high and low prices of Common Stock on March 15, 2022, as reported on the Nasdaq Stock Market LLC.

(5) Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of eighty-five percent (85%) on the basis of $12.93 per share, which is the average of the high and low prices of Common Stock on March 15, 2022, as reported on the Nasdaq Stock Market LLC. Pursuant to the 2020 ESPP, the purchase price of the shares of Common Stock reserved for issuance thereunder will be at least eighty-five percent (85%) of the lower of the fair market value of a share of Common Stock on the first day of trading of the offering period or on the last day of trading of the offering period.